Exhibit 99.1

Apple Reports First Quarter Results

Revenue Increases 36 Percent Year-Over-Year

CUPERTINO, California—January 14, 2004—Apple® today announced financial results for its fiscal 2004 first quarter ended December 27, 2003. For the quarter, the Company posted a net profit of $63 million, or $.17 per diluted share. These results compare to a net loss of $8 million, or $.02 per diluted share, in the year-ago quarter. Revenue for the quarter reached a four-year high of $2.006 billion, up 36 percent from the year-ago quarter. Gross margin was 26.7 percent, down from 27.6 percent in the year-ago quarter. International sales accounted for 44 percent of the quarter’s revenue.

The quarter’s results include an after-tax investment gain of $3 million which increased earnings per diluted share by $.01.

Apple shipped 829 thousand Macintosh® units during the quarter, up 12 percent from the year-ago quarter, as well as 733 thousand iPod® units, up 235 percent from the year-ago quarter.

“It was an outstanding quarter for Apple, with double-digit unit and revenue growth and over 730,000 iPods sold,” said Steve Jobs, Apple’s CEO. “We’re kicking off 2004 with strong momentum, especially for Mac OS X, which is now used by almost 40 percent of our installed base, iPod and the iTunes Music Store, which has a 70 percent share of the legal music download market.”

“We are very pleased to have exceeded our revenue and profit targets for the first quarter,” said Fred Anderson, Apple’s CFO. “Continued strong asset management enabled us to increase cash by $225 million to just under $4.8 billion. Looking ahead to the second quarter of fiscal 2004, we expect our third consecutive quarter of year-over-year double-digit growth in both revenue and earnings, with revenue of about $1.8 billion and earnings per diluted share of $.08 to $.10.”

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Apple is committed to bringing the best personal computing experience to students, educators, creative professionals and consumers around the world through its innovative hardware, software and Internet offerings.

Apple will provide live streaming of its Q1 2004 financial results conference call utilizing QuickTime™, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PST on Wednesday, January 14, 2004 at http://www.apple.com/quicktime/qtv/earningsq104/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

This press release contains forward-looking statements about the Company’s estimated revenue and earnings for the second quarter of fiscal 2004. These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company’s reaction to them may have on consumer and business buying decisions with respect to the Company’s products; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the continued availability of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; possible disruption in commercial activity as a result of major health concerns, such as Severe Acute Respiratory Syndrome (SARS); risks associated with the Company’s retail initiative including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships; the effect that the Company’s dependency on manufacturing and logistics services provided by third-parties may have on the quality or quantity of products manufactured; the Company’s reliance on the availability of third-party music content; and the ability of the Company to successfully evolve its operating system and attract sufficient Macintosh developers. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 27, 2003 and the Company’s Form 10-Q for the quarter ended December 27, 2003. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Press Contact:

Steve Dowling

(408) 974-1896

sdowling@apple.com

Investor Relations Contacts:

Nancy Paxton

(408) 974-5420

paxton1@apple.com

Joan Hoover

(408) 974-4570

hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr/), or call Apple’s Media Helpline at (408) 974-2042.

© 2004 Apple Computer, Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS, Macintosh, iPod and QuickTime are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 27, 2003	September 27, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$3,724	$3,396
Short-term investments	1,067	1,170
Accounts receivable, less allowances of $48 and $49, respectively	586	766
Inventories	89	56
Deferred tax assets	218	190
Other current assets	345	309
Total current assets	6,029	5,887
Property, plant, and equipment, net	684	669
Goodwill	85	85
Acquired intangible assets	22	24
Other assets	151	150
Total assets	$6,971	$6,815

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,085	$1,154
Accrued expenses	995	899
Current debt	302	304
Total current liabilities	2,382	2,357
Deferred tax liabilities and other non-current liabilities	259	235
Total liabilities	2,641	2,592

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 900,000,000 shares authorized; 368,760,946 and 366,726,584 shares issued and outstanding, respectively	1,960	1,926
Deferred stock compensation	(56)	(62)
Retained earnings	2,457	2,394
Accumulated other comprehensive income (loss)	(31)	(35)
Total shareholders’ equity	4,330	4,223
Total liabilities and shareholders’ equity	$6,971	$6,815

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	THREE MONTHS ENDED
	December 27, 2003	December 28, 2002

Net sales	$2,006	$1,472
Cost of sales	1,470	1,066
Gross margin	536	406

Operating expenses:
Research and development	119	121
Selling, general, and administrative	343	299
Restructuring costs	—	23
Total operating expenses	462	443
Operating income (loss)	74	(37)

Other income and expense:
Gain on non-current investments	4	—
Interest and other income, net	9	29
Total other income and expense	13	29

Income (loss) before provision for (benefit from) income taxes	87	(8)
Provision for (benefit from) income taxes	24	(2)

Income (loss) before accounting change	63	(6)

Cumulative effect of accounting change, net	—	2

Net income (loss)	$63	$(8)

Earnings (loss) per common share before accounting change:
Basic	$0.17	$(0.02)
Diluted	$0.17	$(0.02)

Earnings (loss) per common share:
Basic	$0.17	$(0.02)
Diluted	$0.17	$(0.02)

Shares used in computing earnings (loss) per share (in thousands):
Basic	362,450	359,057
Diluted	372,308	359,057